Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:

David Jones
Executive Vice President and Chief Financial Officer
865-293-5299

MEDIA CONTACT:

Tracy Young
Vice President, Communications
800-818-1498

Vicky B. Gregg Elected to Board of Directors of

Team Health Holdings Inc.

(KNOXVILLE, Tenn.) January 16, 2013 – Team Health Holdings Inc. (“TeamHealth”) (NYSE:TMH) announced today that the company’s Board of Directors elected Vicky B. Gregg, recently retired CEO of BlueCross BlueShield of Tennessee, as a member of the board.

“We welcome Vicky to the TeamHealth board and believe her reputation among her peers and her intimate knowledge of payer trends and provider relations will serve us well during this dynamic time of healthcare reform,” said Lynn Massingale, M.D., FACEP, Executive Chairman and Co-Founder of TeamHealth.

Gregg served as CEO of BlueCross BlueShield of Tennessee since 2003, a not-for-profit, locally-governed health plan company. During her tenure as CEO, the company grew from $2.2 billion in revenues to $5.5 billion, and membership grew from 2.2 million to 3.1 million. Gregg retired from her position as CEO in December 2012.

Gregg offers strong credentials within the healthcare community, bringing 37 years of clinical, marketing, business development and executive leadership experience to the TeamHealth board. For nearly three decades, Gregg has served in general management positions with BlueCross BlueShield, Humana and various hospitals. Gregg attended the Erlanger School of Nursing, and her clinical experience, which includes serving as a staff nurse in emergency medicine, provides an outstanding background for a board role with TeamHealth.

Gregg currently serves on the corporate boards for First Horizon National Corporation, and TriZetto Group, Inc. Additionally, Gregg serves on several nonprofit boards, including, the America’s Health Insurance Plans Foundation, the University of Tennessee Board of Trustees, and the Electric Power Board in Chattanooga, Tennessee.

“Vicky offers an extensive understanding of healthcare management and healthcare reform issues,” said Greg Roth, President and Chief Executive Officer for TeamHealth. “Her insight and experience will be incredibly valuable to our board.”

About TeamHealth

TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its 17 regional locations and multiple service lines, TeamHealth’s approximately 8,500 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to approximately 800 civilian and military hospitals, clinics, and physician groups in 47 states. The term “TeamHealth” as used throughout this release includes Team Health, Inc., and all of its related entities, divisions, subsidiaries and affiliated physicians and physician groups. For more information about TeamHealth, visit www.teamhealth.com.

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